                                                                     EXHIBIT 12
                                                                     ----------


                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)


                                                     Thirteen Weeks Ended
                                               ---------------------------------
                                                  May 2,              May 3,
                                                  1998                1997
                                               --------------    ---------------
Adjusted Earnings
-----------------
Income before income taxes                          $137,469            $44,873

Portion of minimum rent ($191,238 in 1998
    and $179,081 in 1997) representative
    of interest                                       63,746             59,694

Interest on indebtedness                              15,741             16,547
Minority interest                                      7,923              5,647
                                              --------------     --------------
    Total earnings as adjusted                      $224,879           $126,761
                                              ==============     ==============

Fixed Charges
-------------

Portion of minimum rent representative
    of interest                                      $63,746            $59,694

Interest on indebtedness                              15,741             16,547
                                              --------------     --------------
    Total fixed charges                              $79,487            $76,241
                                              ==============     ==============
Ratio of earnings to fixed charges                     2.83x              1.66x
                                              ==============     ==============

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